Exhibit 10.2
HEALTHSPRING, INC.
SEVERANCE AND NONCOMPETITION AGREEMENT
     THIS SEVERANCE AND NONCOMPETITION AGREEMENT (the “Agreement”), dated as of July 30, 2009, is by and between HealthSpring, Inc., a Delaware corporation (the “Company”), and Michael G. Mirt (“Executive”).
     WHEREAS, Executive currently serves as President and Chief Operating Officer of the Company and, as a condition of such employment, the Company and Executive each agreed to execute this Agreement to provide for certain rights and obligations as set forth herein.
     NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     1. Severance Benefits. If Executive’s employment is terminated by the Company without Cause (as defined below) or upon Executive’s resignation with Good Reason (as defined below), Executive shall be entitled to (i) continue to receive his base salary as in effect immediately prior to such termination, payable in regular installments in accordance with the Company’s normal payroll policies then in effect, and (ii) continue to be eligible to participate in employee benefit programs for senior executive employees (other than bonus and incentive compensation plans), at the Company’s cost, to the extent permitted under the terms of such programs and under applicable law, as special severance payments from the date of termination for a period of twelve months thereafter (the “Severance Period”), if and only if Executive has executed and delivered to the Company the General Release substantially in form and substance as set forth in Exhibit A attached hereto and the General Release has become effective, and only so long as Executive has not revoked or breached the provisions of the General Release or breached the provisions of Section 2 or 3 hereof and does not apply for unemployment compensation chargeable to the Company or any Subsidiary during the Severance Period. Executive shall not be entitled to any other salary, compensation, or benefits after termination of his employment, except as specifically provided for in the Company’s employee benefit plans or as otherwise expressly required by applicable law. Unless Executive is terminated by the Company or its successor without Cause in connection with or within twelve months following a Change of Control (as defined below), the amounts payable pursuant to this Section 1 shall be reduced by the amount of any compensation Executive receives with respect to any other employment during the Severance Period; provided that Executive shall have no duty or obligation to seek other employment during the Severance Period or otherwise mitigate damages hereunder. Upon request from time to time, Executive shall furnish the Company with a true and complete certificate specifying any such compensation earned or received by him from any Person other than the Company during the Severance Period. All payments required to be made, or other benefits required to be provided, by the Company hereunder to Executive or Executive’s dependents, beneficiaries, or estate will be subject to the withholding of such amounts relating to tax and other payroll deductions as may be required by law.
     2. Noncompete/Nonsolicitation.
     2.1 In further consideration of the benefits to Executive hereunder and as a condition of his continued employment with the Company, Executive acknowledges that during the course of his employment with the Company and its Subsidiaries (as defined below), he will become familiar with the Company’s and its Subsidiaries’ trade secrets and with other Confidential Information (as defined below) concerning the Company and its Subsidiaries and that his services have been and shall continue to be of special, unique, and extraordinary value to the Company and its Subsidiaries. Executive agrees that, during his employment with the Company and for twelve months thereafter (the “Noncompete Period”), he shall not directly or indirectly own any interest in, manage, control, participate in, consult with, render services for, be employed in an executive, managerial or administrative capacity by, or in any manner engage in any business within the United States that is engaging in the businesses of the Company or its Subsidiaries, as such businesses exist at any time during his employment with the Company or, as of the date of termination of such employment, are contemplated to exist during the twelve-month period following the date of termination of employment (the “Restricted Business”). Nothing herein shall prohibit Executive from (i) being a passive owner of not more than 2% of the outstanding stock of any class of a corporation that is publicly traded, so long as Executive has no active participation in the business of such corporation; or (ii) becoming employed, engaged, associated or otherwise participating with a separately managed division or Subsidiary of a competitive business that does not engage in the Restricted Business (provided that Executive’s services are provided only to such division or Subsidiary); or (iii) accepting employment with any federal or state government or governmental subdivision or agency.
     2.2 During the Noncompete Period, Executive shall not directly or indirectly through another Person (i) induce or attempt to induce any employee of the Company or any Subsidiary to leave the employ of the Company or such Subsidiary, or in any way interfere with the relationship between the Company or any Subsidiary and any employee thereof; (ii) hire any Person who was an employee of the Company or any Subsidiary at any time during the twelve-month period immediately prior to the termination of his employment with the Company; or (iii) induce or attempt to induce any member, provider, payor or other business relation of the Company or any Subsidiary to cease or materially reduce doing business with the Company or such Subsidiary, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any Subsidiary (including, without limitation, making any negative or disparaging statements or communications regarding the Company or its Subsidiaries). Notwithstanding the foregoing, nothing in this Agreement shall prohibit Executive from employing an individual (i) with the consent of the Company or (ii) who responded to general solicitations in publications or on websites, or through the use of search firms, so long as such general solicitations or search firm activities are not targeted specifically at an employee of the Company or any of its Subsidiaries. In addition, nothing in this Agreement will prohibit the making of any truthful statements made by any Person in response to a lawful subpoena or legal proceeding or to enforce such Person’s rights under this Agreement, or any other agreement between Executive, the Company, and its Subsidiaries.
     3. Confidentiality; Trade Secrets.
     3.1 Executive acknowledges that the Company and its Subsidiaries continually develop Confidential Information, that Executive may develop Confidential Information for the Company or its Subsidiaries, and that Executive may learn of Confidential Information during the course of his employment. Executive agrees that all Confidential Information that Executive creates or to which Executive has access as a result of Executive’s employment, whether before or after the date of this Agreement, is and shall remain the sole and exclusive property of the Company and that Executive will comply with the policies and procedures of the Company and its Subsidiaries for protecting Confidential Information. Executive further agrees that, except as required for the proper performance of Executive’s duties for the Company or as required by applicable law (and then only to the extent required), Executive will not, directly or indirectly, use for Executive’s own benefit or gain, or assist others in the application of or disclose any Confidential Information. Executive understands and agrees that these restrictions will continue to apply after Executive’s employment terminates, regardless of the reason for termination and regardless whether Executive is receiving or is entitled to receive any payments or other benefits under this Agreement.
     3.2 Executive acknowledges that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, patent applications, copyrightable work and mask work (whether or not including any Confidential Information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) that relate to the Company’s or any of its Subsidiaries’ actual or anticipated business, research and development or existing or future products or services and that are conceived, developed or made by Executive (whether alone or jointly with others) while employed by the Company and its Subsidiaries, whether before or after the date of this Agreement (“Work Product”), belong to the Company or such Subsidiary. Executive shall promptly disclose all patentable inventions and other material Work Product to the Board of Directors and, at the Company’s expense, perform all actions reasonably requested by the Board of Directors (whether during or after his employment with the Company) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments). Executive acknowledges that all Work Product shall be deemed to constitute “works made for hire” under the U.S. Copyright Act of 1976, as amended. In accordance with Title 19, Section 805 of the Delaware Code, Executive is hereby advised that this Section 3.2 regarding the Company’s and its Subsidiaries’ ownership of Work Product does not apply to any invention for which no equipment, supplies, facilities or trade secret information of the Company or any Subsidiary was used and which was developed entirely on Executive’s own time, unless (i) the invention relates to the business of the Company or any Subsidiary or to the Company’s or any Subsidiaries’ actual or demonstrably anticipated research or development, or (ii) the invention results from any work performed by Executive for the Company or any Subsidiary.
     4. Enforceability and Remedies.
     4.1 Executive agrees that the restrictions on, and other provisions relating to, Executive’s activities contained in this Agreement are fully reasonable and necessary to protect the goodwill, Confidential Information and other legitimate interests of the Company. Executive also acknowledges and agrees that, were Executive to breach the provisions of this Agreement, the harm to the Company would be irreparable. Executive therefore agrees that in the event of such a breach or threatened breach the Company shall, in addition to any other remedies available to it, have the right to obtain preliminary and permanent injunctive relief against any such breach without having to post bond. Executive further agrees that, in addition to any other relief awarded to the Company as a result of Executive’s breach of any of the provisions of this Agreement, the Company shall be entitled to recover all payments made to Executive or on Executive’s behalf hereunder.
     4.2 Executive hereby agrees that in the event any provision of this Agreement shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too long a time, too large a geographic area, or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.
     5. Definitions. Words or phrases which are initially capitalized or within quotation marks shall have the meanings provided in this Section 5 and as provided elsewhere herein. For purposes of this Agreement, the following definitions apply:
     “Act” shall mean the Securities Exchange Act of 1934, as amended.

     “Cause” shall mean, with respect to Executive, one or more of the following: (i) the conviction of a felony or other crime involving moral turpitude or the commission of any other act or omission involving material dishonesty or fraud with respect to the Company or any of its Subsidiaries; (ii) reporting to work under the influence of illegal drugs, the use of illegal drugs (whether or not at the workplace) or other repeated conduct causing the Company or any of its Subsidiaries substantial public disgrace or disrepute or substantial economic harm, which is not cured within 20 days following written notice thereof to the Executive; (iii) material and repeated failure to perform his duties as reasonably directed by the Board of Directors or the Company’s Chief Executive Officer, which is not cured within 20 days following written notice thereof to the Executive; (iv) breach of fiduciary duty or engaging in gross negligence or willful misconduct with respect to the Company or any of its Subsidiaries; or (v) any other material breach of this Agreement which is not cured within 20 days after written notice thereof to Executive.
     “Change of Control” shall be deemed to take place if hereafter (i) any Person becomes the “beneficial owner” (as defined in Rule 13d-3 under the Act) of securities of the Company representing more than 50% of the combined voting power of the Company’s then-outstanding securities; or (ii) the Company is a party to a merger, consolidation, sale of assets or other reorganization, or a proxy contest, as a consequence of which members of the Board of Directors in office immediately prior to such transaction or event constitute less than a majority of the Board of Directors thereafter. Notwithstanding the foregoing provisions of this paragraph, a “Change of Control” will not be deemed to have occurred solely because of the occurrence of a leveraged buyout or recapitalization of the Company in which the Executive participates as an equity investor.
     “Confidential Information” shall mean any and all information of the Company and its Subsidiaries that is not generally known by others with whom they compete or do business, or with whom they plan to compete or do business, and any and all information, which, if disclosed by the Company or any of its Subsidiaries, would assist in competition against any of them. Confidential Information includes without limitation such information relating to the financial performance and strategic plans of the Company and its Subsidiaries. Confidential Information also includes any and all information that the Company or any of its Subsidiaries has received from others with any understanding that it would not be disclosed.
     “Good Reason” shall mean if Executive resigns from his employment with the Company and its Subsidiaries as a result of one or more of the following reasons: (i) the Company reduces the amount of his base salary; (ii) the Company materially reduces his responsibilities, which is not cured within 20 days after written notice thereof to the Company; or (iii) the relocation of the Company’s principal executive offices and/or the location at which Executive provides services pursuant to this Agreement to a location outside the metropolitan Nashville, Tennessee area; provided that written notice of Executive’s resignation for Good Reason must be delivered to the Company within 45 days after the occurrence of any such event in order for Executive’s resignation with Good Reason to be effective hereunder.
     “Person” means an individual, a corporation, an association, a partnership, an estate, a trust or other entity or organization (including a “group” as defined in Section 13(d)(3) or 14(d)(2) of the Act), other than the Company or any of its Subsidiaries or affiliates.
     “Subsidiary” shall mean any corporation, partnership, limited liability company, or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests is owned by the Company.
     6. Assignment. Neither the Company nor Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this

Agreement without Executive’s consent in the event that the Company shall hereafter effect a Change of Control. This Agreement shall inure to the benefit of and be binding upon the Company, its successors (including without limitation any transferee of all or substantially all of its assets), and permitted assigns and upon Executive, Executive’s executors, administrators, heirs, and permitted assigns.
     In the event of any Change of Control as described above, references to the Company in this Agreement shall, unless the context suggests otherwise, be deemed to include the entity resulting from such Change of Control of the Company.
     7. Notices. Any and all notices, requests, demands, acceptances, appointments and other communications provided for by this Agreement shall be in writing (including electronic mail or similar electronic transmission) and shall be effective when actually delivered in person or, if mailed, five days after having been deposited in the United States mail, postage prepaid, registered or certified and addressed to Executive at Executive’s last known address on the books of the Company or, in the case of the Company, addressed to its principal place of business, attention of Chief Executive Officer, or to such other address as either party may specify by notice to the other.
     8. Release. As a condition to receiving the payments and benefits provided for in Section 1 of this Agreement, Executive agrees to sign, at the time of Executive’s termination of employment, a release in substantially the form attached hereto as Exhibit A.
     9. Section 409A. It is intended that (1) each installment of the payments provided under this Agreement is a separate “payment” for purposes of Section 409A of the United States Internal Revenue Code of 1986 (the “Code”), and (2) that the payments satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(9)(iii), and 1.409A-1(b)(9)(v). Notwithstanding anything to the contrary in this Agreement, if the Company determines (i) that on the date Executive’s employment with the Company terminates or at such other time that the Company determines to be relevant, Executive is a “specified employee” (as such term is defined under Treasury Regulation 1.409A-1(i)(1)) of the Company and (ii) that any payments to be provided to Executive pursuant to this Agreement are or may become subject to the additional tax under Code Section 409A(a)(1)(B) or any other taxes or penalties imposed under Code Section 409A (“Section 409A Taxes”) if provided at the time otherwise required under this Agreement, then such payments shall be delayed until the date that is six months after the date of Executive’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)) with the Company, or such shorter period that, as determined by the Company, is sufficient to avoid the imposition of Section 409A Taxes. Any payments delayed pursuant to this Section 9 shall be made in a lump sum on the first day of the seventh month following Executive’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)), or such earlier date that, as determined by the Company, is sufficient to avoid the imposition of any Section 490A Taxes.
     10. Miscellaneous. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement. Nothing herein shall be deemed to create an employment contract. This Agreement may not be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in a writing signed by Executive and a duly authorized officer of the Company. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of Delaware, without giving effect to choice of law or conflict of law rules or provisions thereof. The parties agree that, in the event it becomes necessary to seek judicial remedies for the breach or threatened breach of this Agreement, the prevailing party will be entitled, in addition to all other remedies, to recover from the non-prevailing party reasonable attorneys’ fees and costs upon the entry of a final nonappealable judgment. Each party shall perform such further acts and execute and deliver such further documents as may be reasonably necessary to carry out the provisions of this Agreement. By accepting this agreement, Executive hereby agrees and acknowledges that the Company makes no representations with respect to the application of Code Section 409A to any tax, economic, or legal consequences of any payments payable to Executive hereunder (including, without limitation, payments pursuant to Section 1 above) and, by the acceptance of this Agreement, Executive agree to accept the potential application of Code Section 409A to the tax and legal consequences of payments payable to Executive hereunder (including, without limitation, payments pursuant to Section 1 above). The parties agree to cooperate in good faith to amend such documents and to take such actions as may be necessary or appropriate to comply with Code Section 409A.
     This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together constitute one and the same instrument. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.
          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

HEALTHSPRING, INC.
By:	/s/ J. Gentry Barden
J. Gentry Barden

Its: Senior Vice President

EXECUTIVE
/s/ Michael G. Mirt
Michael G. Mirt

Exhibit A
GENERAL RELEASE
         I,                     , in consideration of and subject to the performance by HealthSpring, Inc., a Delaware corporation (together with each of its Subsidiaries, the “Company”), of its obligations under the Severance and NonCompetition Agreement, dated as of the date as of                      (the “Agreement”), do hereby release and forever discharge as of the date hereof the Company and its affiliates and all present and former directors, officers, agents, representatives, employees, successors and assigns of the Company and its affiliates and the Company’s direct or indirect owners (collectively, the “Released Parties”) to the extent provided below.
1.	I understand that any payments or benefits paid or granted to me under Section 1 of the Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive the payments and benefits specified in Section 1 of the Agreement unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter or breach this General Release. Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its affiliates. I also acknowledge and represent that I have received all payments and benefits that I am entitled to receive (as of the date hereof) by virtue of any employment by the Company.

2.	Except as provided in paragraph 4 below, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, which arise out of or are connected with my employment with, or my separation or termination from, the Company (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).

3.	I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 2 above.

4.	I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the

5.	Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

6.	In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims. I further agree that I am not aware of any pending charge or complaint of the type described in paragraph 2 as of the execution of this General Release.

7.	I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

8.	I agree that I will forfeit all amounts payable by the Company pursuant to the Agreement if I challenge the validity of this General Release. I also agree that if I violate this General Release by suing the Company or the other Released Parties, I will pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys’ fees, and return all payments received by me pursuant to the Agreement.

9.	I agree that this General Release is confidential and agree not to disclose any information regarding the terms of this General Release, except to my immediate family and any tax, legal or other counsel I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone. Notwithstanding anything herein to the contrary, each of the parties (and each affiliate and person acting on behalf of any such party) agree that each party (and each employee, representative, and other agent of such party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of this transaction contemplated in the Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to such party or such person relating to such tax treatment and tax structure, except to the extent necessary to comply with any applicable federal or state securities laws. This authorization is not intended to permit disclosure of any other information including (without limitation) (i) any portion of any materials to the extent not related to the tax treatment or tax structure of this transaction, (ii) the identities of participants or potential participants in the Agreement, (iii) any financial information (except to the extent such information is related to the tax treatment or tax structure of this transaction), or (iv) any other term or detail not relevant to the tax treatment or the tax structure of this transaction.

10.	Any non-disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other self-regulatory organization or governmental entity.

11.	I agree to reasonably cooperate with the Company in any internal investigation, any administrative, regulatory, or judicial proceeding or any dispute with a third party.

12.	I agree not to disparage the Company, its past and present investors, officers, directors or employees or its affiliates and to keep all confidential and proprietary information about the past or present business affairs of the Company and its affiliates confidential in accordance with the terms of the Agreement unless a prior written release from the Company is obtained. I further agree that as of the date hereof, I have returned to the Company any and all property, tangible or intangible, relating to its business, which I possessed or had control over at any time (including, but not limited to, company-provided credit cards, building or office access cards, keys, computer equipment, manuals, files, documents, records, software, customer data base and other data) and that I shall not retain any copies, compilations, extracts, excerpts, summaries or other notes of any such manuals, files, documents, records, software, customer data base or other data.

13.	Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect (i) any rights or claims arising out of any breach by the Company or by any Released Party of the Agreement after the date hereof, (ii) any rights or obligations under applicable law which cannot be waived or released pursuant to an agreement, (iii) any rights to payments or benefits under Section 1 of the Agreement, (iv) my rights of indemnification and directors and officers insurance coverage to which I may be entitled solely with regards to my service as an officer or director of the Company; (v) my rights with regard to accrued benefits under any employee benefit plan, policy or arrangement maintained by the Company or under COBRA; and (vi) my rights as a stockholder or other equityholder of the Company and/or its affiliates.

14.	Whenever possible, each provision of this General Release shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:
(a)	I HAVE READ IT CAREFULLY;

(b)	I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

(c)	I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

(d)	I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

(e)	I HAVE HAD AT LEAST 21 DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE SUBSTANTIALLY IN ITS FINAL FORM ON [ , ] TO CONSIDER IT AND THE CHANGES MADE SINCE THE [ , ]

(f)	VERSION OF THIS RELEASE ARE NOT MATERIAL AND WILL NOT RESTART THE REQUIRED 21-DAY PERIOD;

(g)	THE CHANGES TO THE AGREEMENT SINCE [_________, ___] EITHER ARE NOT MATERIAL OR WERE MADE AT MY REQUEST.

(h)	I UNDERSTAND THAT I HAVE SEVEN DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

(i)	I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

(j)	I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

DATE:

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